EX 2.1



                            ASSET PURCHASE AGREEMENT


                                  by and among


                               The Walking Company
                             a Delaware Corporation


                                       and


                                   Sal Palermo
                                  an individual


                             BIANCA OF NEVADA, INC.
                              a Nevada corporation


                               Dated May 20, 2005


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                                                        TABLE OF CONTENTS



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
                                                                                                              Page

1.       DEFINITIONS AND USAGE...................................................................................1

         1.1      Definitions....................................................................................1
         1.2      Usage..........................................................................................6


2.       SALE AND TRANSFER OF ASSETS; CLOSING....................................................................7

         2.1      Assets To Be Sold..............................................................................7
         2.2      Excluded Assets................................................................................7
         2.3      Consideration..................................................................................8
         2.4      Liabilities....................................................................................8
         2.5      Allocation.....................................................................................9
         2.6      Closing........................................................................................9
         2.7      Closing Obligations............................................................................9
         2.8      Adjustment Amount and Payment.................................................................11
         2.9      Adjustment Procedure..........................................................................11


3.       REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER...............................................11

         3.1      Organization and Good Standing................................................................11
         3.2      Enforceability; Authority; No Conflict........................................................11
         3.3      Financial Statements..........................................................................12
         3.4      Books and Records.............................................................................12
         3.5      Sufficiency of Assets.........................................................................12
         3.6      Description of Real Property..................................................................12
         3.7      Real Property Leases..........................................................................12
         3.8      Title to Assets; Encumbrances.................................................................12
         3.9      Condition of Property.........................................................................13
         3.10     [Intentionally Deleted].......................................................................13
         3.11     Taxes.........................................................................................13
         3.12     No Material Adverse Change....................................................................13
         3.13     Employee Benefits.............................................................................14
         3.14     Compliance With Legal Requirements; Governmental Authorizations...............................14
         3.15     Legal Proceedings; Orders.....................................................................15
         3.16     Contracts; No Defaults........................................................................15
         3.17     Environmental matters.........................................................................16
         3.18     Employees, Labor Disputes; Compliance.........................................................16
         3.19     Intellectual Property Assets..................................................................17
         3.20     Relationships With Related Persons............................................................17
         3.21     Suppliers.....................................................................................17
         3.22     Promissory Note...............................................................................18
         3.23     Brokers Or Finders............................................................................18
         3.24     Disclosure....................................................................................18


4.       REPRESENTATIONS AND WARRANTIES OF BUYER................................................................18

         4.1      Organization And Good Standing................................................................18
         4.2      Authority; No Conflict........................................................................18
         4.3      Certain Proceedings...........................................................................18
         4.4      Brokers Or Finders............................................................................19


5.       COVENANTS OF SELLER PRIOR TO CLOSING...................................................................19

         5.1      Access And Investigation......................................................................19
         5.2      Operation Of The Business Of Seller...........................................................19
         5.3      Negative Covenant.............................................................................20
         5.4      Required Approvals............................................................................20
         5.5      Notification..................................................................................20
         5.6      Best Efforts..................................................................................20
         5.7      Bulk Sales Law................................................................................20


6.       COVENANTS OF BUYER PRIOR TO CLOSING....................................................................20

         6.1      Required Approvals............................................................................20
         6.2      Best Efforts..................................................................................20


7.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE....................................................21

         7.1      Accuracy Of Representation....................................................................21
         7.2      Seller's Performance..........................................................................21
         7.3      Consents......................................................................................21
         7.4      Additional Documents..........................................................................22
         7.5      No Proceedings................................................................................22
         7.6      No Conflict...................................................................................22
         7.7      Governmental Authorizations...................................................................22
         7.8      Bulk Sales....................................................................................22
         7.9      Warn Act Notice Periods And Employees.........................................................22
         7.10     Due Diligence.................................................................................22


8.       CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE...................................................23

         8.1      Accuracy Of Representations...................................................................23
         8.2      Buyer's Performance...........................................................................23
         8.3      Consents......................................................................................23
         8.4      Additional Documents..........................................................................23
         8.5      No Injunction.................................................................................23
         8.6      Real Property Leases..........................................................................23


9.       TERMINATION............................................................................................23

         9.1      Termination Events............................................................................23
         9.2      Effect Of Termination.........................................................................24


10.      ADDITIONAL COVENANTS...................................................................................24

         10.1     Employees And Employee Benefits...............................................................24
         10.2     Payment Of All Taxes Resulting From Sale Of Assets By Seller..................................25
         10.3     Houston Store Lease...........................................................................26
         10.4     Assistance In Proceedings.....................................................................26
         10.5     Customer And Other Business Relationships.....................................................26
         10.6     Retention Of And Access To Records............................................................26
         10.7     Further Assurances............................................................................26


11.      INDEMNIFICATION; REMEDIES..............................................................................27

         11.1     Survival......................................................................................27
         11.2     Indemnification And Reimbursement By Seller And Shareholder...................................27
         11.3     Indemnification And Reimbursement By Buyer....................................................27
         11.4     [Intentionally Deleted].......................................................................28
         11.5     Third-Party Claims............................................................................28
         11.6     Other Claims..................................................................................29


12.      CONFIDENTIALITY........................................................................................29

         12.2     Restricted Use of Confidential Information....................................................29
         12.3     Exceptions....................................................................................30
         12.4     Legal Proceedings.............................................................................30
         12.5     Return Or Destruction Of Confidential Information.............................................30


13.      GENERAL PROVISIONS.....................................................................................30

         13.1     Expenses......................................................................................30
         13.2     Public Announcements..........................................................................31
         13.3     Notices.......................................................................................31
         13.4     Jurisdiction; Service Of Process..............................................................32
         13.5     Waiver; Remedies Cumulative...................................................................32
         13.6     Entire Agreement And Modification.............................................................32
         13.7     Disclosure Letter.............................................................................32
         13.8     Assignments, Successors And No Third-Party Rights.............................................33
         13.9     Severability..................................................................................33
         13.10    Construction..................................................................................33
         13.11    Time Of Essence...............................................................................33
         13.12    Governing Law.................................................................................33
         13.13    Execution Of Agreement........................................................................33
         13.14    Shareholder Obligations.......................................................................34



Exhibits
--------

Exhibit 2.3(b)    - Escrow Agreement
Exhibit 2.5       - Tax Allocation
Exhibit 2.7(a)(i).- Bill of Sale and Assignment of Contract Rights
Exhibit 2.7(a)(ii)         - Assignment and Assumption Agreement
Exhibit 2.7(a)(iv)         - Assignment of Marks and Copyrights
Exhibit 2.7(a)(vi) - Noncompetition, Nondisclosure And Nonsolicitation Agreement
Exhibit 2.7(b)(iii)        - Promissory Note Secured By Letter Of Credit
Exhibit 7.3        - Material Consents
Exhibit 8.3        - Consents
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


                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement ("Agreement") is dated May 20, 2005, by and among The Walking Company, a Delaware corporation ("Buyer"), Bianca of Nevada, Inc., a Nevada corporation ("Seller"), and Sal Palermo ("Shareholder").


                                     RECITALS

1. Seller desires to sell, and Buyer desires to purchase, certain assets and assume certain liabilities of Seller relating to the Business (as defined herein) for the consideration and on the terms set forth in this Agreement.

2. Shareholder owns substantially all of the issued and outstanding shares of capital stock of Seller.

         The parties, intending to be legally bound, agree as follows:

                                    AGREEMENT

         The parties, intending to be legally bound, agree as follows:

1.       DEFINITIONS AND USAGE

1.1 Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this
Section 1.1:

         "Adjustment Amount" -- as defined in Section 2.8.

         "Assets"  -- as defined in Section 2.1.

         "Assignment and Assumption Agreement" -- as defined in Section 2.7(a)(ii).

         "Assumed Liabilities" -- as defined in Section 2.4(a).

         "Balance Sheet" -- as defined in Section 3.3.

         "Basis" -- any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis of any specific consequence.

         "Best Efforts" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

         "Bill of Sale" -- as defined in Section 2.7(a)(i).

         "Business" -- the business of retail shoes and footwork through a retail store chain carried out and operated under the name "Footworks."

         "Breach" -- any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

         "Bulk Sales Laws" -- as defined in Section 5.7.

         "Business" -- the business of the retail store chain conducted at the facilities under the Real Property Leases and all business and activities carried out under the name "Footworks."

         "Business Day" -- any day other than (a) Saturday or Sunday or (b) any other day on which banks in Los Angeles, California are permitted or required to be closed.

         "Buyer" -- as defined in the first paragraph of this Agreement.

         "Buyer Indemnified Persons" -- as defined in Section 11.2.

         "Closing"  -- as defined in Section 2.6.

         "Closing Date" -- the date on which the Closing actually takes place.

         "COBRA" -- Section 4980B of the Code and Sections 601 through 608, inclusive, of ERISA.

         "Code" -- the Internal Revenue Code of 1986.

         "Confidential Information" -- as defined in Section 12.1.

         "Consent" -- any approval, consent, ratification, waiver or other authorization.

         "Contemplated Transactions" -- all of the transactions contemplated by this Agreement.

         "Contract" -- any agreement, contract, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

         "Copyrights" -- as defined in Section 3.19(a)(ii).

         "Damages"  -- as defined in Section 11.2.

         "Disclosure Letter" -- the disclosure letter delivered by Seller and Shareholder to Buyer concurrently with the execution and delivery of this Agreement.

         "Effective Time" -- The time at which the Closing is consummated on the Closing Date.

         "Employee Benefit Plan" -- any "employee benefit plan" (as such term is defined in ERISA ss.3(3)), and any other employee benefit plan, program, fringe benefit, insurance programs, vacation policy, sick leave, severance, savings, disability, welfare plan or arrangement of any such kind.

         "Employee Pension Benefit Plan" -- has the meaning set forth in ERISA ss.3(3).

         "Employee Welfare Benefit Plan" -- has the meaning set forth in ERISA ss.3(1).

         "Encumbrance" -- any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

         "Environmental, Health and Safety Liabilities" -- any cost, damages, expense, liability, obligation or other responsibility arising from or under any environmental Legal Requirement or Occupational Safety and Health Law.

         "ERISA" -- the Employee Retirement Income Security Act of 1974.

         "ERISA Affiliate" -- any Person that, together with the Seller, would be treated as a single employer under Code ss. 414.

         "Escrow Agreement" -- as defined in Section 2.3(b).

         "Exchange Act" -- the Securities and Exchange Act of 1934.

         "GAAP" -- generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the financial statements referred to in Section 3.4 were prepared.

         "Governing Documents" -- (a) the articles or certificate of incorporation and the bylaws, and (b) all equityholders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (c) any amendment or supplement to any of the foregoing.

         "Governmental Authorization" -- any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "Governmental Body" -- any: (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); or (d) official of any of the foregoing.

         "Houston Lease"  -- as defined in Section 10.3.

         "Houston Store" -- as defined in Section 10.3.

         "Improvements" -- all trade fixtures, other fixtures and leasehold improvements located at the Stores.

         "Indemnified Person" -- as defined in Section 11.5(a).

         "Indemnifying Person" -- as defined in Section 11.5(a).

         "Intellectual Property Assets" -- as defined in Section 3.19(a).

         "Interim Balance Sheet" -- as defined in Section 3.3.

         "Inventories" -- all inventories of shoes and other merchandise purchased by Seller for sale in the Stores, whether located in the Stores, the Seller's distribution center, any other location or in transit from vendors.

         "IRS" -- the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

         "Knowledge" -- an individual will be deemed to have Knowledge of a particular fact or other matter if: (a) that individual is actually aware of that fact or matter; or (b) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonable inquiry regarding the accuracy of any representation or warranty contained in this Agreement.

         A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving as a director or officer of that Person has Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonable inquiry regarding the accuracy of the representations and warranties made herein by that Person or individual.

         "Legal Requirement" -- any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

         "Liability" -- with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

         "Marks"  -- as defined in Section 3.19(a)(i).

         "Material Consents" -- as defined in Section 7.3(f).

         "Net Names" -- as defined in Section 3.19(a)(iv).

         "Occupational Safety and Health Law" -- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

         "Order" -- any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

         "Ordinary Course of Business" -- an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person consistent with past practice or customs.

         "Part" -- a part or section of the Disclosure Letter.

         "Permitted Encumbrances" -- as defined in Section 3.8.

         "Person" -- an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

         "Prohibited Transaction" -- has the meaning set forth in ERISA ss. 406 and Code ss. 4975.

         "Proceeding" -- any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "Promissory Note" -- as defined in Section 2.7(b)(iii).

         "Purchase Price" -- as defined in Section 2.3.

         "Real Property Lease" -- all leasehold or subleasehold estates and other rights to use or occupy the stores and any improvements, fixtures, or other interest related thereto under the leases identified in Part 2.1(a).

         "Record" -- information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

         "Related Person" -- with respect to a particular individual: (a) each other member of such individual's Family; (b) any Person that is directly or indirectly controlled by any one or more members of such individual's Family;
(c) any Person in which members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity). With respect to a specified Person other than an individual: (a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; and (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

         For purposes of this definition, (a) "control" (including "controlling," "controlled by," and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

         "Representative" -- with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

         "Retained Liabilities" -- as defined in Section 2.4(b).

         "Seller" -- as defined in the first paragraph of this Agreement.

         "Seller Contracts" -- the Contracts relating to the Business.

         "Shareholder" -- as defined in the first paragraph of this Agreement.

         "Securities Act" -- the Securities Act of 1933, as amended.

         "Software" -- all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

         "Stores" -- the Footworks stores identified in the Real Property Leases listed in Part 2.1(a).

         "Store Employees" -- all employees of Seller who work in the Stores.

         "Subsidiary" -- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

         "Tangible Personal Property" -- all trade fixtures, equipment, furniture, computer hardware, supplies, materials, and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller's books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

         "Tax" -- any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

         "Tax Return" -- any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "Third Party" -- a Person that is not a party to this Agreement.

         "Third-Party Claim" -- any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

         "Threatened" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

         "Trade Secrets" -- as defined in Section 3.19(a)(iii).

         "WARN Act" -- the federal Worker Adjustment and Notification Act, and any similar state law.

1.2      Usage.

(a) Interpretation. In this Agreement, unless a clear contrary intention appears: (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (vi) "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (vii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term; (viii) "or" is used in the inclusive sense of "and/or"; (ix) with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding"; and (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2. SALE AND TRANSFER OF ASSETS; CLOSING.

2.1 Assets To Be Sold. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller's right, title and interest in and to the following real, personal or mixed, tangible and intangible, of every kind and description, wherever located, or property and assets used in or related to the Business including the following (but excluding the Excluded Assets):

(a) the Real Property Leases listed in Part 2.1(a);

(b) all Tangible Personal Property located within the Stores;

(c) all Inventories;

(d) all Seller Contracts;

(e) all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer, including those listed in Part 3.14(b);

(f) all data and Records related to the Business, including customer lists and Records, market studies, sales, reports, service and warranty Records, financial and accounting Records, advertising materials, promotional materials, and other studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements;

(g) all of the intangible rights and property of Seller related to the Business, including Intellectual Property Assets, going concern value, goodwill, telephone, telecopy and e-mail addresses and listings including those items listed in Part 3.19(c);

(h) all claims of Seller against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all such claims listed in Part 2.1(i); and

(i) all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof.

         All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the "Assets." Buyer shall deliver to Seller all Seller Contracts within ten (10) days after the Closing Date.

         Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4(a)

2.2 Excluded Assets. Notwithstanding anything to the contrary contained in
Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:

(a) all cash, located at the Stores, unless Buyer elects to acquire all in-store cash as of the Effective Date and pay Seller dollar-for-dollar for such cash;

(b) all of the Seller Contracts listed in Part 2.2(b);

(c) all personnel Records and other Records that Seller is required by law to retain in its possession; and

(d) all claims for refund of Taxes and other governmental charges of whatever nature arising prior to the Effective Date.

2.3 Consideration. (a) The consideration for the Assets (the "Purchase Price") will be (a) Ten Million Dollars ($10,000,000) plus or minus the Adjustment Amount, if any, (as determined in Section 2.8) and (b) the assumption of the Assumed Liabilities. At the Closing, the Purchase Price, shall be delivered by Buyer to Seller as follows: (a) Six Million Three Hundred Dollars ($6,000,000) plus or minus the Adjustment Amount by wire transfer; (b) One Million Dollars ($1,000,000) by wire transfer paid by the escrow agent to Seller pursuant to the Escrow Agreement; (c) Three Million Dollars ($3,000,000) payable in the form of the Promissory Note and; (d) the execution and delivery of the Assignment and Assumption Agreement.

(b) Upon execution of this Agreement, Buyer and Seller shall execute an Escrow Agreement in the form of Exhibit 2.3(b) ("Escrow Agreement") pursuant to which Buyer shall deliver One Million Dollars ($1,000,000) to the escrow agent for a deposit into the escrow account ("Escrow Amount"). The Escrow Amount will be payable to Seller at the Closing as part of the Purchase Price pursuant to
Section 2.3, or if the Closing shall not occur as a result of a Breach of this Agreement by Buyer, the Escrow Amount shall be paid to the Seller as liquidated damages in accordance with Section 9.2(b).

2.4      Liabilities.

(a) Assumed Liabilities. On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to discharge only the following Liabilities of Seller (the "Assumed Liabilities"):

(i) any Liability arising after the Effective Time under the Seller Contracts identified in Part 3.16(a) (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time) and not listed in Part 2.2(b); and

(ii) any Liability arising after the Effective Time under the Real Property Leases identified in Part 2.1(a) (other than a Liability arising out of or relating to a Breach that occurred prior to the Effective Time).

(b) Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. "Retained Liabilities" shall mean every Liability of Seller other than the Assumed Liabilities, including:

(i) any Liability under any Contract assumed by Buyer pursuant to Section 2.4(a) that arises after the Effective Time but that arises out of or relates to any Breach that occurred prior to the Effective Time;

(ii) any Liability for Taxes, including (a) any Taxes arising as a result of Seller's operation of its Business or ownership of the Assets prior to the Effective Time, (b) any Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement (c) any deferred Taxes of any nature and (d) any Liability for Taxes of the Shareholder or any Related Person of the Shareholder; (iii) any Liability under any Contract not assumed by Buyer under
Section 2.4(a);

(iv) any Environmental, Health and Safety Liabilities arising out of or relating to the operation of Seller's business or Seller's leasing, ownership or operation of real property;

(v) any Liability under any Employee Benefit Plan, Employee Welfare Plan, or relating to payroll, vacation, sick leave, workers' compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Seller's employees or former employees or both;

(vi) any Liability under any employment, severance, retention or termination agreement with any employee of Seller or any of its Related Persons;

(vii) any Liability arising out of or relating to any employee grievance whether or not the affected employees are hired by Buyer;

(viii) any Liability of Seller to any shareholder or Related Person of Seller or Shareholder;

(ix) any Liability for any trade account payable incurred by Seller relating to the Business or otherwise in connection its business operations prior to the Effective Time;

(x) any Liability arising out of any Proceeding pending as of the Effective
Time;

(xi) any Liability arising out of any Proceeding commenced after the Effective Time and arising out of or relating to any occurrence or event happening prior to the Effective Time;

(xii) any Liability arising out of or resulting from Seller's compliance or noncompliance with any Legal Requirement or Order of any Governmental Body; and

(xiii) any Liability of Seller based upon Seller's acts or omissions occurring after the Effective Time.

2.5 Allocation. The Purchase Price shall be allocated in accordance with Exhibit
2.5. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in Exhibit 2.5 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller or Shareholder shall contend or represent that such allocation is not a correct allocation.

2.6 Closing. The purchase and sale provided for in this Agreement (the "Closing") will take place at the offices of Buyer's counsel at Buchalter, Nemer, Fields & Younger, 601 S. Figueroa Street, Suite 2400, Los Angeles, California 90017, commencing at 10:00 a.m. (local time) on the date that is five
(5) Business Days following the completion of all of the conditions in Sections 7 and 8, unless Buyer and Seller otherwise agree. Subject to the provisions of
Article 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this
Section 2.6 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.7 Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a) Seller and Shareholder, as the case may be, shall deliver to Buyer, together with funds sufficient to pay all Taxes necessary for the transfer, filing or recording thereof:

(i) a bill of sale for all of the Assets that are Tangible Personal Property in the form of Exhibit 2.7(a)(i) (the "Bill of Sale") executed by Seller;

(ii) an assignment of all of the Assets that are intangible personal property in the form of Exhibit 2.7(a)(ii), which assignment shall also contain Buyer's undertaking and assumption of the Assumed Liabilities (the "Assignment and Assumption Agreement") executed by Seller;

(iii) for each Real Property Lease an Assignment and Assumption in a form satisfactory to Buyer and its counsel and executed by Seller and the landlord (and any other required party) under such Real Property Lease;

(iv) assignments of all Intellectual Property Assets and separate assignments of all registered Marks and Copyrights in the form of Exhibit 2.7(a)(iv) executed by Seller;

(v) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller;

(vi) noncompetition agreement in the form of Exhibit 2.7(a)(vi), executed by Seller and Shareholder (the "Noncompetition Agreement");

(vii) instructions to the Escrow Agent to release the Escrow Amount to Seller by wire transfer to an account specified by the Seller;

(viii) a certificate executed by Seller and Shareholder as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1 and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2; and

(ix) certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, certifying and attaching all requisite resolutions or actions of Seller's board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions.

(b) Buyer shall deliver to Seller and Shareholder, as the case may be:

(i) Six Million Dollars ($6,000,000) plus or minus the Adjustment Amount by wire transfer to an account specified by Seller (in a writing delivered to Buyer at least three (3) Business Days) prior to the Closing Date;

(ii) instructions to the Escrow Agent to release the Escrow Amount to Seller by wire transfer to an account specified by Seller;

(iii) a promissory note executed by Buyer and payable to Seller in the principal amount of Three Million Dollars ($3,000,000) in the form Exhibit 2.7(b)(iii) (the "Promissory Note");

(iv) an irrevocable two-year letter of credit in the amount of Two Million Dollars ($2,000,000) naming Seller as beneficiary as security for the Promissory Note, in form provided in the Promissory Note and otherwise reasonably acceptable to Seller.

(v) the Assignment and Assumption Agreement, executed by Buyer;

(vi) the Noncompetition Agreements, executed by Buyer;

(vii) a certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2; and

(viii) a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer's board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions.

2.8 Adjustment Amount and Payment. The "Adjustment Amount" (which may be a positive or negative number) will be equal to the amount determined by subtracting $2,100,000 ("Base Inventory Value") from the Final Inventory Value. If the Adjustment Amount is negative, the difference between the Final Inventory Value less the Base Inventory Value shall be deducted from the Purchase Price pursuant to Section 2.3. If the Adjustment Amount is positive, the difference between the Final Inventory value and the Base Inventory Value shall be added to the Purchase Price pursuant to Section 2.3.

2.9      Adjustment Procedure.

(a) Prior to Closing and on a date as close to the Closing Date as practicable (the "Cut-Off Date"), Buyer shall cause an independent inventory valuation service (selected by Buyer, in its sole discretion) to value the Inventory to determine its cost as of the Cut-off Date and deliver its results to Seller (for this purpose the inventory at the Houston Store shall be discounted 20%). If the results are approved by Seller, such results will be the "Final Inventory Value." If there is a disagreement, Seller and Buyer will in good faith seek to resolve the calculation of the Final Inventory Value prior to the Closing Date.

3. REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER. Seller and Shareholder represent and warrant, jointly and severally, to Buyer as follows:

3.1      Organization and Good Standing.

(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts and Real Property Leases identified in Part 2.1(a).

(b) Sellers have delivered complete and accurate copies, of the Governing Documents of Seller, as currently in effect.

3.2      Enforceability; Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of Seller and Shareholder, enforceable against each of them in accordance with its terms. Upon the execution and delivery by Seller and Shareholder of the Escrow Agreement, the Noncompetition Agreement, and each other agreement to be executed or delivered by any or all of Seller and Shareholder at the Closing (collectively, the "Seller's Closing Documents"), each of Seller's Closing Documents will constitute the legal, valid and binding obligation of each of Seller and Shareholder, enforceable against each of them in accordance with its terms. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller's Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller's Closing Documents, and such action has been duly authorized by all necessary action by Seller's shareholders and board of directors. Shareholder has all necessary legal capacity to enter into this Agreement and the Seller's Closing Documents to which such Shareholder is a party and to perform his obligations hereunder and thereunder.

(b) Except as set forth in Part 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) Breach (a) any provision of any of the Governing Documents of Seller or (b) any resolution adopted by the board of directors or the shareholders of Seller; (ii) Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller or Shareholder, or any of the Assets or the Business, may be subject; (iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Assets or to the Business; (iv) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract or any Real Property Lease; (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

(c) Except as set forth in Part 3.2(c), neither Seller nor Shareholder is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3 Financial Statements. Seller has delivered to Buyer: (a) an unaudited balance sheet of Footworks as at December 31, 2004, (including the notes thereto, the "Balance Sheet"), and the related unaudited statements of income, changes in shareholders' equity and cash flows for the fiscal year then ended, including in each case the notes thereto; and (b) an unaudited balance sheet of Footworks as at March 31, 2005, (the "Interim Balance Sheet") and the related unaudited statements of income, changes in shareholders' equity, and cash flows for the three (3) months then ended. Such financial statements fairly present the financial condition and the results of operations, changes in shareholders' equity and cash flows of the Business as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP. The financial statements referred to in this Section 3.3 reflect and will reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The financial statements referred to in this Section 3.3 are true and correct and have been and will be prepared from and are in accordance with the accounting Records of Seller.

3.4 Books and Records. The books of account and other financial Records of Seller relating to the Business, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

3.5 Sufficiency of Assets. Except as set forth in Part 3.5, (a) the Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Seller and
(b) include all of the operating assets of Seller relating to the Business.

3.6 Description of Real Property. The Real Property Leases identified in Part 2.1(a) comprise all of the Stores used in the Business.

3.7 Real Property Leases. Seller has delivered to Buyer a true and complete copy of each Real Property Lease used in the Business. Except as set forth in Part 3.7, with respect to each of the Real Property Leases: (i) such Real Property Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the transactions contemplated by this Agreement do not require the Consent of any other party to such Real Property Lease, will not result in a breach of or default under such Real Property Lease, and will not otherwise cause such Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) Sellers has possession and quiet enjoyment and there are no disputes with respect to such Real Property Lease and there are no disputes with respect to such Real Property Lease; (iv) neither Seller nor any other party to the Real Property Lease is in Breach or default under such Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a Breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease; (v) no security deposits have been delivered by Buyer under such Leases; (vi) there are no Encumbrances on the estate or interest created by such Real Property Lease;
(vii) such Real Property Lease constitutes the entire agreement to which Seller is a party with respect to the leasehold estate demised pursuant thereto.

3.8      Title to Assets; Encumbrances.

(a) Seller owns good and transferable title to all of the Assets free and clear of any Encumbrances other than those described in Part 3.8. Seller warrants to Buyer that, at the time of Closing, all the Assets shall be free and clear of all Encumbrances other than those specifically identified on Part 3.8 as acceptable to Buyer ("Permitted Encumbrances"). 3.9 Condition of Property.

(a) To the Knowledge of the Shareholder and Seller: (i) all Improvements in the Stores are in compliance with all applicable Legal Requirements, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted, and are free from latent and patent defects would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Stores or Improvements or any portion thereof in the operation of the business as currently conducted thereon; (ii) the current use and occupancy of the Stores and operation of the Business thereon do not violate any Legal Requirements; (iii) Seller has not received any notice of violation of any Legal Requirement relating to the Stores and there is no Basis for the issuance of any such notice or the taking of any action for such violation; (iv) there is no pending or anticipated change in any Legal Requirement that will materially impair the ownership, lease, use or occupancy of any Store or any portion thereof in the continued operation of the business as currently conducted thereon; and (v) all Government Authorizations required or appropriate for the use and occupancy of the Stores have been issued and are in full force and effect.

(b) To the Knowledge of Shareholder and Seller: (i) each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and is free from latent and patent defects, and (ii) no item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Part 3.9(b), all Tangible Personal Property used in the Business is in the possession of Seller.

3.10     [Intentionally Deleted]

3.11     Taxes.

(a) Tax Returns Filed and Taxes Paid. Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. All Tax Returns and reports filed by Seller are true, correct and complete. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due and owing (whether not shown on any Tax Return), or pursuant to any assessment received by Seller, except such Taxes, if any, as are listed in Part 3.11(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and neither Seller nor Shareholder has Knowledge of any Basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

(b) Information Regarding Audits and Potential Audits. To the Knowledge of Seller and Shareholder, no undisclosed deficiencies are expected to be asserted with respect to any ongoing audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in Part 3.11(b). Except as provided in Part 3.11(b), neither Seller nor Shareholder has Knowledge that any Governmental Body is likely to assess any additional taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Taxes of Seller either (i) claimed or raised by any Governmental Body in writing or (ii) as to which Seller or Shareholder has Knowledge.

3.12 No Material Adverse Change. Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, prospects, assets, results of operations or condition (financial or other) of the Business, and no event has occurred or circumstance exists that may result in such a material adverse change.

3.13     Employee Benefits.

(a) Part 3.13 lists each Employee Benefit Plan that Seller maintains, to which Seller contributes or has any obligation to contribute, or with respect to which Seller has any Liability or potential Liability.

(i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other Legal Requirements.

(ii) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Seller. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(iii) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate. No fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Seller or Shareholder, Threatened.

(b) Neither the Seller nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability under or with respect to any Employee Pension Benefit Plan that is a "defined benefit plan" (as defined in ERISA ss.3(35)). No asset of the Seller is subject to any Encumbrances under ERISA or the Code.

(c) Neither the Seller nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability (including withdrawal liability as defined in ERISA ss.4201) under or with respect to any Multiemployer Plan.

3.14     Compliance With Legal Requirements; Governmental Authorizations

(a) Except as set forth in Part 3.14(a) to the Knowledge of Shareholder and
Seller: (i) Seller is in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of the Assets; (ii) with respect to the Business and the Assets, no event has occurred or circumstance exists that (with or without notice or lapse of time) (a) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement or
(b) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and
(iii) with respect to the Business and the Assets, Seller has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (a) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (b) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Part 3.14(b) contains a complete and accurate list of each material Governmental Authorization that is held by Seller that relates to the Business or the Assets. To the Knowledge of Shareholder and Seller. Each Governmental Authorization listed or required to be listed in Part 3.14(b) is valid and in full force and effect. Except as set forth in Part 3.14(b) to the Knowledge of Shareholder and Seller:

(i) Seller is in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14(b). The Governmental Authorizations listed in Part 3.14(b) collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate the Business in the manner in which it currently conducts and operates Business and to permit Seller to own and use the Assets in the manner in which it currently owns and uses the Assets;

(ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (a) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14(b) or
(b) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.14(b);

(iii) Seller has not received, at any time since December 31, 2002, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (a) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (b) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

(iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

3.15     Legal Proceedings; Orders

(a) Except as set forth in Part 3.15(a), there is no pending or, to the Knowledge of Seller or Shareholder, Threatened Proceeding: (i) by or against Seller that relates to or may affect the Business, or any of the Assets; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Seller or Shareholder, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a Basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Part 3.15(a). There are no Proceedings listed in Part 3.15(a) that could have a material adverse effect on the business, operations, assets, condition or prospects of the Business or upon the Assets.

(b) Except as set forth in Part 3.15(b), there is no Order to which the Business or any of the Assets is subject.

(c) Except as set forth in Part 3.15(c): (i) Seller has been in compliance with all of the terms and requirements of each Order to which the Business or any of the Assets is or has been subject; (ii) no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Business or any of the Assets is subject; and (iii) Seller has not received since December 31, 2002 any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which the Business or any of the Assets is or has been subject.

3.16     Contracts; No Defaults

(a) Part 3.16(a) contains an accurate and complete list, and Seller has delivered to Buyer accurate and complete copies, of each Contract (i) that involves performance of services or delivery of goods or materials by or to Seller related to the Business, (ii) affecting the ownership of, leasing of, title to, use of or any interest in any personal property used in the Business;
(iii) with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment of employees at the Stores; (iv) involving a sharing of profits, losses, costs or liabilities by Seller with any employee at the Stores.

(b) Except as set forth in Part 3.16(a) each Seller Contract listed in Part 3.16(a):

(i) is in full force and effect and is valid and enforceable in accordance with its terms;

(ii) is assignable by Seller to Buyer without the consent of any other Person;
and

(iii) will not, to the Knowledge of Seller or Shareholder, upon completion or performance thereof have a material adverse affect on the Business or the Assets.

(c) Except as set forth in Part 3.16(a): (i) Seller is in full compliance with all applicable terms and requirements of each Seller Contract; (ii) each other Person that has or had any obligation or liability under each Seller Contract is in full compliance with all applicable terms and requirements of such Contract;
(iii) no event has occurred or circumstance exist that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract identified in Part 3.16(a); and
(iv) has not given to or received from any other Person, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

(d) There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Contracts relating to the Business (including past purchase orders for inventory) with any Person and no such Person has made written demand for such renegotiation.

3.17     Environmental matters.  Except as disclosed in Part 3.17:

(a) Neither Seller nor Shareholder has received, any actual or Threatened order, or notice from any Governmental Body of any actual or potential violation or failure to comply with any environmental Legal Requirement, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Store.

(b) There are no pending or, to the Knowledge of Seller or Shareholder, Threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any environmental Legal Requirement with respect to or affecting any Store.

(c) Seller has not received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to any alleged, actual, or potential violation or failure to comply with any environmental Legal Requirement, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Store.

3.18     Employees, Labor Disputes; Compliance.

(a) Seller has complied in all respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes and occupational safety and health in regard to the Store Employees. Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(b) Except as disclosed in Part 3.18(b), with respect to Store Employees (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) there has not been, there has not been, there is not presently pending or existing, and to the Knowledge of Seller or Shareholder, there is not Threatened, any strike, slowdown, picketing, work stoppage or employee grievance process; (iii) there is not pending or, to the Knowledge of Seller or Shareholder, Threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting Seller or its properties; (iv) no application or petition for an election of or for certification of a collective bargaining agent is pending;
(v) no grievance or arbitration Proceeding exists that might have an adverse effect upon Seller or the conduct of its business; (vi) there is no lockout of any employees by Seller, and no such action is contemplated by Seller; and (vii) to the Knowledge of Seller or Shareholder, there has been no charge of discrimination filed against or Threatened against Seller with the Equal Employment Opportunity Commission or similar Governmental Body.
(c) Employee Contracts. There are no existing employment Contracts with any Store Employee.

3.19     Intellectual Property Assets.

(a) The term "Intellectual Property Assets" means all intellectual property owned or licensed (as licensor or licensee) by Seller in which Seller has a proprietary interest used in or related to the Business, including: (i) the trademark and tradename FOOTWORKS and all registration thereof throughout the world (collectively, "Marks"); (ii) all registered and unregistered copyrights in signs, advertising and marketing materials, architectural plans and drawings for stores, and similar items used for the Business (collectively, "Copyrights"); (iii) all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, and plans (collectively, "Trade Secrets"); and (iv) all rights in internet web sites and internet domain names used by the Business (collectively "Net Names").

(b) There are no Contracts relating to any Intellectual Property Assets.

(c) Part 3.19(c) contains a complete and accurate list and summary description of all Marks.

(i) All Marks have been registered with the United States Patent and Trademark Office, are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(ii) No Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to the Knowledge of Seller or Shareholder, no such action is Threatened with respect to any of the Marks.

(iii) To the Knowledge Seller or Shareholder, there is no potentially interfering trademark or trademark application of any other Person.

(iv) No Mark is infringed or, to the Knowledge Seller or Shareholder, has been challenged or Threatened in any way. None of the Marks used by Seller in the Business infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.

3.20 Relationships With Related Persons. Except as disclosed in Part 3.20, neither Seller nor Shareholder nor any Related Person of any of them has any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business.

3.21 Suppliers. Part 3.21 sets forth a list of the ten largest suppliers of product to the Business for the three most recent fiscal years ("Major Suppliers"). To the knowledge of the Seller or Shareholder, there is no termination, cancellation or limitation of, or any material modification or change in, the business relationships of Seller with any Major Supplier. To the Knowledge of Seller or Shareholder, there will not be any such change in relations with Major Suppliers of Seller or triggering of any right of termination, cancellation or penalty or other payment in connection with or as a result of transactions contemplated by this Agreement which would or could reasonably be expected to have a material adverse effect on the Business.

3.22 Promissory Note. Seller is acquiring the Promissory Note for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act. Seller acknowledges that Buyer has made available to Seller and its Representatives the opportunity to ask questions of the officers and management employees of Buyer to acquire such additional information about the Business and financial condition of Buyer as Seller has requested, and all such information has been received. Seller is an accredited investor as defined by Rule 501 of Regulation D of the Securities Act.

3.23 Brokers Or Finders. Neither Seller nor Shareholder nor any of their Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with the sale of the Business or the Assets or the Contemplated Transactions.

3.24 Disclosure. No representation or warranty of Seller or Shareholder in this Agreement, the Disclosure Letter, any supplement to the Disclosure Letter, the certificates delivered pursuant to Section 2.7(a) contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller and Shareholder as follows:

4.1 Organization And Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now conducted.

4.2      Authority; No Conflict

(a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Assignment and Assumption Agreement, the Promissory Note, the Noncompetition Agreements, the Escrow Agreement, and each other agreement to be executed or delivered by Buyer at Closing (collectively, the "Buyer's Closing Documents"), each of the Buyer's Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents, and such action has been duly authorized by all necessary corporate action.

(b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to: (i) any provision of Buyer's Governing Documents; (ii) any Legal Requirement or Order to which Buyer may be subject; or (iii) any Contract to which Buyer is a party or by which Buyer may be bound.

         Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

4.4 Brokers Or Finders. Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the Contemplated Transactions.

5.       COVENANTS OF SELLER PRIOR TO CLOSING

5.1 Access And Investigation. Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer Group") reasonable access, during regular business hours, to Seller's personnel and properties, Contracts, Governmental Authorizations, books and Records and other documents and data used in and related to the Business, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller and in a manner designed not to disrupt store operations and until a public announcement, maintains the confidentiality of the Contemplated Transactions; (b) furnish Buyer Group with copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as Buyer may reasonably request used in and related to the Business; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information used in an related to the Business as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer's investigation of the properties, assets and financial condition related to the Business.

5.2 Operation Of The Business Of Seller. Between the date of this Agreement and the Closing, Seller shall:

(a) conduct the Business only in the Ordinary Course of Business;

(b) except as otherwise directed by Buyer in writing, and without making any commitment on Buyer's behalf, use its Best Efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the Business;

(c) confer with Buyer prior to implementing operational decisions of a material nature related to the Business;

(d) otherwise report periodically to Buyer concerning the status of the Business and its operations and finances;

(e) make no material changes in management personnel employed in the Business without prior consultation with Buyer;

(f) maintain the Assets in a state of repair and condition that complies with Legal Requirements and is consistent with the requirements and normal conduct of Seller's business;

(g) keep in full force and effect, without amendment, all material rights relating to the Business;

(h) comply with all Legal Requirements and contractual obligations applicable to the operations of the Business;

(i) continue in full force and effect the insurance coverage of the Business and Assets under the policies currently maintained or substantially equivalent policies;

(j) cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate the Business from and after the Closing Date and either transferring existing Governmental Authorizations of Seller to Buyer, where permissible, or obtaining new Governmental Authorizations for Buyer;

(k) upon request from time to time, execute and deliver all documents, and do all other acts that may be reasonably necessary or desirable in the opinion of Buyer to consummate the Contemplated Transactions, all without further consideration;

(l) maintain all books and Records of Seller relating to the Business in the Ordinary Course of Business; and

(m) not remove or transfer any Inventory from the Houston Store (except Inventory sold to retail customers in the Ordinary Course of Business); provided further, that Seller and Shareholder represent that since April 22, 2005 no Inventory has been removed or transferred from the Houston Store (except Inventory sold to retail customers in the Ordinary Course of Business).

5.3 Negative Covenant. Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Seller shall not, without the prior written Consent of Buyer, (a) make any modification to any material Contract or Governmental Authorization relating to the Assets or the Business;
(b) allow the levels of Inventories to vary materially from the levels customarily maintained; or (c) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Assets or the Business.

5.4 Required Approvals. As promptly as practicable after the date of this Agreement, Seller shall make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Seller and Shareholder also shall cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions.

5.5 Notification. Between the date of this Agreement and the Closing, executive officers of Seller and Shareholder shall promptly notify Buyer in writing if any of them becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of representations and warranties of Seller and Shareholder made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller's or Shareholder's discovery of, such fact or condition. Should any such fact or condition require any change to the Disclosure Letter, Seller shall promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. Such delivery shall not affect any rights of Buyer under Section 9.2. During the same period, Seller and Shareholder also shall promptly notify Buyer of the occurrence of any Breach of any covenant of Seller or Shareholder in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

5.6 Best Efforts. Seller and Shareholder shall use their Best Efforts to cause the conditions in Article 7 and Section 8.3 to be satisfied.

5.7 Bulk Sales Law. Unless Buyer and Seller otherwise mutually waive compliance, Seller shall comply (at its sole expense) with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) ("Bulk Sales Laws") in connection with the Contemplated Transactions.

6.       COVENANTS OF BUYER PRIOR TO CLOSING

6.1 Required Approvals. As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions.

6.2 Best Efforts. Buyer shall use its Best Efforts to cause the conditions in Article 8 and 7.3 to be satisfied.

7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE. Buyer's obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1      Accuracy Of Representation.

(a) All of Seller's and Shareholder's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Letter.

(b) Each of the representations and warranties in Section 3.2(a), and each of the representations and warranties in this Agreement that contains an express materiality qualification, shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Letter.

7.2 Seller's Performance. All of the covenants and obligations that Seller and Shareholder are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

7.3      Consents.

(a) Seller shall have obtained all required Consents for Buyer's assumption of the Real Property Leases (including the options provided in the Real Property Leases for the Stores at The Grand Canal Shoppes, Green Valley and Hard Rock-Fort Lauderdale) on terms acceptable to Buyer.
(b) Seller shall have obtained a new ten-year lease on terms acceptable to Buyer (in its sole discretion) for the Real Property Lease for the Store located in the Forum Shops (Las Vegas, Nevada) ("Forum Shops Lease") provided, however, that the non-economic terms of the new lease shall be substantially the same terms provided by the Simon Property Group to Buyer under the most recent leases between the Simon Property Group and the Buyer for other properties. Seller agrees that it will use its Best Efforts to negotiate for and obtain from the landlord of the Forum Shops Lease as an extension of the current lease commencing with the Closing Date rather than a new lease (with the intent that Buyer would benefit from the remaining term of the lease), provided however, obtaining an extension of the lease instead of obtaining a new lease shall not be a condition to Buyer's obligations under this Agreement.

(c) Seller shall allow Buyer to participate in the negotiation of the request for consents from the landlords of the Real Property Leases required by Section 7.3(a) and the extension of the Forum Shops Lease in accordance with Section 7.3(b). Buyer shall be allowed to request and negotiate for modifications and concessions to the Real Property Leases to bring the provisions of the leases into conformance with the terms and provisions Buyer typically obtains in its retail store leases; provided however, it shall not be a condition to Buyer's obligations under this Agreement that such modifications an concessions are agreed to by the landlords under the Real Property Leases.

(d) All costs and expenses including administrative fees and legal fees and expense incurred by Seller to obtain the Consents required by this Section 7.3 (whether incurred directly by Seller or charged to Seller by the landlord under a Lease) shall be the sole obligation of Seller, except for those fees and expenses that are the direct result of Buyer's attempts to negotiate modifications or concessions to an existing Lease.

(e) Notwithstanding the provisions of Section 7.3(a), if a landlord under a Real Property Lease requires a substantial economic concession as a condition to providing a Consent (or if applicable a waiver in the case of an automatic substantial economic concession upon an assignment), including an increase in rent, Seller and Buyer shall in good faith negotiate an equitable resolution that reflects that impairment of the economic benefits of the Contemplated Transactions to Buyer.

(f) Each of the Consents (in addition to the Consents required by Section 7.3(a)) identified in Exhibit 7.3 (the "Material Consents") shall have been obtained and shall be in full force and effect.

7.4 Additional Documents. Seller and Shareholders shall have caused the documents and instruments required by Section 2.7(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

(a) Certificates dated as of a date not earlier than the third business day prior to the Closing as to the good standing of Seller and payment of all applicable state Taxes by Seller, executed by the appropriate officials of the State of Nevada;

(b) Releases of all Encumbrances on the Assets, other than Permitted Encumbrances; and

(c) Such other documents as Buyer may reasonably request for the purpose of: (i) evidencing the accuracy of any of Seller's representations and warranties; (ii) evidencing the performance by Seller or Shareholder of, or the compliance by Seller or Shareholder with, any covenant or obligation required to be performed or complied with by Seller or Shareholder; (iii) evidencing the satisfaction of any condition referred to in this Article 7; or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

7.5 No Proceedings. Since the date of this Agreement, there shall not have been commenced or Threatened against Buyer, or against any Related Person of Buyer, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

7.6 No Conflict. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Related Person of Buyer to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body, excluding Bulk Sales Laws.

7.7 Governmental Authorizations. Buyer shall have received such Governmental Authorizations as are necessary or desirable to allow Buyer to operate the Assets from and after the Closing.

7.8      Bulk Sales.  Seller shall have complied with all Bulk Sales Laws.

7.9      Warn Act Notice Periods And Employees

(a) All requisite notice periods under the Warn Act shall have expired.

(b) Substantially all employees of Seller shall be available for hiring by Buyer, in its sole discretion, on and as of the Closing Date.

7.10 Due Diligence. Buyer shall be reasonably satisfied that its due diligence investigation of Seller verifies the information previously provided by Seller and Shareholder to Buyer.

8. CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE. Seller's obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

8.1 Accuracy Of Representations. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

8.2 Buyer's Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

8.3 Consents. Each of the Consents identified in Exhibit 8.3 shall have been obtained and shall be in full force and effect.


8.4 Additional Documents. Buyer shall have caused to be delivered (or tendered subject only to Closing) to Seller and Shareholders the documents and instruments required by Section 2.7(b) and such other documents as Seller may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer or (iii) evidencing the satisfaction of any condition referred to in this Article 8.

8.5 No Injunction. There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

8.6 Real Property Leases. Satisfaction of the actions, if required, contemplated by Section 7.3(e).

9.       TERMINATION.

9.1 Termination Events. By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

(a) by Buyer if a material Breach of any provision of this Agreement has been committed by Seller or Shareholder and such Breach has not been waived by Buyer or cured by Seller after five business days' notice from Buyer;

(b) by Seller if a material Breach of any provision of this Agreement has been committed by Buyer and such Breach has not been waived by Seller or cured by Buyer after five business days' notice from Seller;

(c) by Buyer if any condition in Article 7 has not been satisfied (subject to Section 7.3(e)) as of the Closing Date or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;

(d) by Seller if any condition in Article 8 (subject to Section 7.3(e)) has not been satisfied as of the Closing Date or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller or Shareholder to comply with their obligations under this Agreement), and Seller has not waived such condition on or before such date;

(e) by mutual consent of Buyer and Seller;

(f) by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply with its obligations under this Agreement) on or before August 15, 2005, or such later date as the parties may agree upon.

9.2 Effect Of Termination. (a) Each party's right of termination under Section
9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 9.2 and Articles 12 and 13 (except for those in Section 13.5) will survive, provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

(b) Notwithstanding the foregoing provisions of Section 9.2(a), if the Closing shall not occur as a result of a Breach of the Agreement by Buyer, Seller shall be paid from the Escrow Account the Escrow Amount as liquidated damages and not as a penalty. Seller and Buyer acknowledge that the liquidated damages provided by the Escrow Amount is reasonable and avoids the delay and expense of protracted dispute resolution or litigation that could be instituted by the parties, and provides a reasonable measure of the damages that would be incurred by Seller. The remedy provided by this Section 9.2(b) shall be Seller's sole remedy in case of a Breach by the Seller of this Agreement that results in this Agreement being terminated.

10. ADDITIONAL COVENANTS.

10.1     Employees And Employee Benefits.

(a) Information on Active Employees. For the purpose of this Agreement, the term "Active Employees" shall mean all employees employed on the Closing Date by Seller for the Business who are employed exclusively at the Stores including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

(b) Employment of Active Employees by Buyer.

(i) Buyer shall make an offer of employment to all Active Employees, provided that based on interviews and personnel file reviews prior to the Closing, Buyer may decline to extend an offer to particular Active Employees as Buyer determines in its discretion. Buyer will provide Seller with a list of Active Employees to whom Buyer has made an offer of employment that has been accepted to be effective on the Closing Date (the "Hired Active Employees"). Subject to Legal Requirements, Buyer will have reasonable access to the Stores and personnel Records (including performance appraisals, disciplinary actions, grievances and medical Records) of Seller for the purpose of preparing for and conducting employment interviews with all Active Employees and will conduct the interviews as expeditiously as possible prior to the Closing Date. Access will be provided by Seller upon reasonable prior notice during normal business hours. Effective immediately before the Closing, Seller will terminate the employment of all of its Hired Active Employees.

(ii) Neither Seller nor Shareholder nor their Related Persons shall solicit the continued employment of any Active Employee (unless and until Buyer has informed Seller in writing that the particular Active Employee will not receive any employment offer from Buyer) or the employment of any Hired Active Employee after the Closing. Buyer shall inform Seller promptly of the identities of those Active Employees to whom it will not make employment offers.

(iii) It is understood and agreed that (a) Buyer's expressed intention to extend offers of employment as set forth in this section shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (b) employment offered by Buyer is "at will" and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees. No employee of Seller shall be deemed a third-party beneficiary of this Agreement.

(c) Salaries and Benefits.

(i) Seller shall be responsible for (a) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller through the close of business on the Closing Date, including pro rata bonus payments and all vacation pay earned prior to the Closing Date; (b) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA; and (c) any and all payments to employees required under the WARN Act.

(ii) Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under any Employee Benefit Plan. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

(d) Seller's Retirement and Savings Plans. All Hired Active Employees who are participants in Seller's retirement plans shall retain their accrued benefits under Seller's retirement plans as of the Closing Date, and Seller (or Seller's retirement plans) shall retain sole liability for the payment of such benefits as and when such Hired Active Employees become eligible therefor under such plans.

(e) Neither Seller nor its respective Related Persons will make any transfer of pension or other employee benefit plan assets to Buyer.

(f) Buyer will set its own initial terms and conditions of employment for the Hired Active Employees and others it may hire, including work rules, benefits and salary and wage structure, all as permitted by law.

(g) Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller.
(h) General Employee Provisions.

(i) Seller and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 10.1 as may be necessary to carry out the arrangements described in this Section 10.1.

(ii) Seller and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 10.1.

10.2 Payment Of All Taxes Resulting From Sale Of Assets By Seller. Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement.

10.3 Houston Store Lease. As an accommodation to Seller, Buyer will agree to assume the lease for Seller's store in the Houston Galleria (the "Houston Lease") and operate the store (the "Houston Store") for the Remaining Term (as defined below). Seller will reimburse Buyer for 100% of Buyer's rent and NNN expenses incurred under the Houston Lease for the Remaining Term; including but not limited to Minimum Annual Rent, Percentage Rent, Additional Rent, Common Area Costs, Taxes, Promotional Fund Fixed Contribution, and Media Fund Charges (as such terms are defined in the Houston Lease), as well as any repair and maintenance expenses incurred by Buyer in the occupancy and operation of the Houston Store during such period. Seller shall not be liable for Houston Store employee salaries and benefits or utilities during such period. Buyer will indemnify Seller against any liabilities arising from Seller's operation of the Houston Store during such period for which Seller is not to be responsible.
Section 24.22 of the Houston Lease allows for the early termination of the Houston Lease by the tenant if it does not have Gross Sale of at lease $1.5 million in the Third Lease Year (the "Kick-out"). The Third Lease Year ends March 31, 2006, and such sales minimum is not expected to be met, which will allow the exercise of the Kick-out. The earliest date by which the tenant can vacate if the Kick-out is exercised is 60 days following the end of the 3rd Lease Year (the "Early Termination Date"). Buyer will be responsible for exercising the Kick out, and Buyer intends to exercise the Kick-out and operate the Houston Store only from the Closing Date through the Early Termination Date (the "Remaining Term"). Upon Buyer so terminating the Houston Lease, Seller will reimburse Buyer (in addition to the occupancy costs) for all Buyer's out-of-pocket costs incurred in closing the Houston store (including, but not limited to, any required reimbursement of the tenant improvement allowance to the landlord). All of the foregoing reimbursements required of Seller in connection with the Houston Store and Houston Lease shall be paid for by Buyer offsetting such amounts against future payments due under the Promissory Note. The exercise of such right of setoff by Buyer will not constitute an event of default under the Promissory Note or any instrument (including any letter of credit) securing payment of the Promissory Note. The exercise or failure to exercise such right of setoff will not constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

10.4 Assistance In Proceedings. Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or the Business or Shareholder.

10.5 Customer And Other Business Relationships. After the Closing, Seller will and the Shareholders shall cause the Seller to, cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the Business, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to the Business. Neither Seller nor any of its officers, employees, agents or shareholders shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the Business, including disparaging the name or business of Buyer.

10.6 Retention Of And Access To Records. After the Closing Date, Buyer shall retain for a period consistent with Buyer's record-retention policies and practices those Records of Seller delivered to Buyer. Buyer also shall provide Seller and Shareholder and their Representatives reasonable access thereto, during normal business hours and on at least three days' prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing Date, Seller shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least three days' prior written notice, for any reasonable business purpose specified by Buyer in such notice.

10.7 Further Assurances. Subject to the proviso in Section 6.1, the parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

11.      INDEMNIFICATION; REMEDIES

11.1 Survival. All covenants and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificates delivered pursuant to Section 2.7 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, provided, however, that none of the representations and warranties of Seller and Shareholder set forth in Article 3 shall survive the Closing except, (a) Section 3.8 (Title to Assets; Encumbrances), and (b)
Section 3.3 (Financial Statements) limited, however, to the accuracy of the historical sales and margin (costs of goods) presented in the Financial Statements, which shall survive for one (1) year from the Closing Date. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

11.2 Indemnification And Reimbursement By Seller And Shareholder. Seller and Shareholder, jointly and severally, will indemnify and hold harmless Buyer, and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the "Buyer Indemnified Persons"), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, "Damages"), arising from, directly or indirectly, or in connection with:

(a) any Breach of any representation or warranty made by Seller or Shareholder referred to in Section 11.1(a) or (b) (without giving effect to any supplement to the Disclosure Letter);

(b) any Breach of any covenant or obligation of Seller or Shareholder in this Agreement;

(c) any Liability arising out of the ownership or operation of the Assets prior to the Effective Time other than the Assumed Liabilities;

(d) any brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller or Shareholder (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

(e) any noncompliance with any Bulk Sales Laws or fraudulent transfer law in respect of the Contemplated Transactions;

(f) any liability under the WARN Act or any similar state or local Legal Requirement that may result from an "Employment Loss", as defined by 29 U.S.C. sect. 2101(a)(6), caused by any action of Seller prior to the Closing or by Buyer's decision not to hire previous employees of Seller;

(g) any Employee Benefit Plan established or maintained by Seller;

(h) any Retained Liabilities; or

(i) from Seller's operation of the Houston Store pursuant to Section 10.3.

11.3 Indemnification And Reimbursement By Buyer. Buyer will indemnify and hold harmless Seller, and will reimburse Seller, for any Damages arising from or in connection with:

(a) any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate delivered by Buyer pursuant to this Agreement;

(b) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer's behalf) in connection with any of the Contemplated Transactions; or

(c) any Assumed Liabilities.

11.4     [Intentionally Deleted]

11.5     Third-Party Claims.

(a) Promptly after receipt by a Person entitled to indemnity under Section 11.2 and 11.3 (an "Indemnified Person") of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an "Indemnifying Person") of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person's failure to give such notice.

(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to
Section 11.5(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or
(ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person's Consent unless (a) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (b) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (c) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(d) Notwithstanding the provisions of Section 13.4, Seller and each Shareholder hereby consent to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller and Shareholders with respect to such a claim anywhere in the world.

(e) With respect to any Third-Party Claim subject to indemnification under this
Article 11: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f) With respect to any Third-Party Claim subject to indemnification under this
Article 11, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

11.6 Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

12.      CONFIDENTIALITY.

12.1     Definition of Confidential Information.

(a) "Confidential Information" includes any and all of the following information of a Seller, Buyer or Shareholder that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by a party (Buyer on the one hand or Seller and Shareholder, collectively, on the other hand) or its Representatives (collectively, a "Disclosing Party") to the other party or its Representatives (collectively, a "Receiving Party"):

(i) all information that is a trade secret under applicable trade secret or other law;

(ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and database technologies, systems, structures and architectures; and

(iii) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants' materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party's documents or property or discussions with the Disclosing Party regardless of the form of the communication.

(b) Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law.

12.2     Restricted Use of Confidential Information.

(a) Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Sellers with respect to Confidential Information of a Seller or Shareholder (each, a "Seller Contact") or an authorized representative of Buyer with respect to Confidential Information of Buyer (each, a "Buyer Contact"). Each of Buyer and Sellers and Shareholder shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer, Sellers, or Shareholder, as the case may be, of the obligations of this Article 12 with respect to such information. Each of Buyer, Sellers, and Shareholder shall (iv) enforce the terms of this Article 12 as to its respective Representatives; (v) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article 12; and (vi) be responsible and liable for any breach of the provisions of this Article 12 by it or its Representatives.

(b) Unless and until this Agreement is terminated, Sellers and Shareholder shall maintain as confidential any Confidential Information (including for this purpose any information of Seller or Shareholder of the type referred to in Sections 12.1(a)(i), (ii) and (iii), whether or not disclosed to Buyer) of Seller or Shareholder relating to the Business, any of the Assets or the Assumed Liabilities. Notwithstanding the preceding sentence, a Seller may use any Confidential Information of Seller before the Closing in the Ordinary Course of Business in connection with the transactions permitted by Section 5.2.

(c) From and after the Closing, the provisions of Section 12.2(a) above shall not apply to or restrict in any manner Buyer's use of any Confidential Information of Seller or Shareholder relating to the Business any of the Assets or the Assumed Liabilities.

12.3 Exceptions. Sections 12.2(a) and (b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Article 12 or the confidentiality provisions of the Letter of Intent by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. Neither any Seller nor the Shareholder shall disclose any Confidential Information of a Seller or Shareholders relating to any of the Assets or the Assumed Liabilities in reliance on the exceptions in clauses (b) or (c) above.

12.4 Legal Proceedings. If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article 12, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 12. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party's counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 12.4 do not apply to any Proceedings between the parties to this Agreement.

12.5 Return Or Destruction Of Confidential Information. If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof (including electronic or other computer files), in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party's Confidential Information is returned.

13.      GENERAL PROVISIONS

13.1 Expenses. Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

13.2 Public Announcements. Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Seller and Buyer mutually determine, provided, however, that Buyer may proceed with a public announcement if in the opinion of its legal counsel, disclosure of this Agreement and the Contemplated Transactions is required under any Legal Requirement, including the rules an regulations of the Securities and Exchange Commission or NASDAQ. Except with the prior consent of Buyer or as permitted by this Agreement, neither Seller, Shareholder nor any of their Representatives shall disclose to any Person (a) the fact that any Confidential Information of Seller or Shareholder has been disclosed to Buyer or its Representatives, that Buyer or its Representatives have inspected any portion of the Confidential Information of Seller or Shareholder, that any Confidential Information of Buyer has been disclosed to Seller, Shareholder or their Representatives or that Seller, Shareholder or their Representatives have inspected any portion of the Confidential Information of Buyer or (b) any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Contemplated Transactions or the related documents (including this Agreement). Shareholder and Buyer will consult with each other concerning the means by which Seller's employees, customers, suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

13.3 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

 Seller:                               Bianca of Nevada, Inc.
                                       3485 W. Harmon
                                       Suite 125
                                       Las Vegas, Nevada
                                       Fax no.:------------------
                                       E-mail address:-----------

 Shareholder:                          Sal Palermo
                                       3485 W. Harmon
                                       Suite 125
                                       Las Vegas, Nevada
                                       Attention:  Sal Palermo
                                       Fax no.:------------------
                                       E-mail address:-----------

 In either instance with a copy to:    Joseph Fischbach
                                       Fischbach & Fischbach
                                       A Law Corporation
                                       9595 Wilshire Boulevard
                                       Suite 410
                                       Beverly Hills, California 90212
                                       Fax no.:  (310) 278-2894
                                       E-mail address: jsf@fischbachlaw.com



 Buyer:                                The Walking Company
                                       121 Gray Avenue
                                       Santa Barbara, California 93101
                                       Attention: Anthony Wall,General Counsel
                                       Fax no.: (805) 962-9460
                                       E-mail address: tonyw@bigdogs.com

 with a copy to:                       Buchalter, Nemer, Fields & Younger,
                                       A Professional Corporation
                                       601 S. Figueroa Street, Suite 2400
                                       Los Angeles, California  90017
                                       Attention: Mark A. Bonenfant
                                       Fax no.: (213) 896-0400
                                       E-mail address: mbonenfant@buchalter.com


13.4 Jurisdiction; Service Of Process. Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the State of California County of Los Angeles, or, if it has or can acquire jurisdiction, in the United States District Court for the Central District of California, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

13.5 Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party;
(b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.6 Entire Agreement And Modification. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Disclosure Letter, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

13.7     Disclosure Letter

(a) The information in the Disclosure Letter constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller and Shareholder as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

(b) The statements in the Disclosure Letter, and those in any supplement thereto, relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement.

13.8 Assignments, Successors And No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of Buyer and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 13.8.

13.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.10 Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Articles," "Sections" and "Parts" refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Letter.

13.11 Time Of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.12 Governing Law. This Agreement will be governed by and construed under the laws of the State of California without regard to conflicts-of-laws principles that would require the application of any other law.

13.13 Execution Of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

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13.14 Shareholder Obligations. The liability of Shareholder hereunder shall be joint and several with Seller. Where in this Agreement provision is made for any action to be taken or not taken by Seller, Shareholder jointly and severally undertakes to cause Seller to take or not take such action, as the case may be. Without limiting the generality of the foregoing, Shareholders shall be jointly and severally liable with Seller for the indemnities set forth in Article 11.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                   SHAREHOLDER:


                                   ____________________________
                                   Sal Palermo


                                   SELLER:

                                   Bianca of Nevada, Inc.,
                                   a Nevada corporation


                                   By:
                                   ____________________________
                                   Sal Palermo, President


                                   BUYER:

                                   The Walking Company,
                                   a Delaware corporation


                                   By:
                                   _____________________________
                                   Andrew D. Feshbach,
                                   Chief Executive Officer